SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*



                               LSI Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                  502 16C 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)


[X]     Rule 13d-1(c)


[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP NO. 502 16C 10 8                13G                      Page 2 of 4 Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Robert J. Ready
                   ###-##-####
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]

                                                                        (b)  [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION


             United States of America
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

         NUMBER OF                    436,661
          SHARES              --------------------------------------------------
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH                        130,488
         REPORTING            --------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER

                                      436,661

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                       130,488
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   567,149
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.57%

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

ITEM     1(a)     Name of Issuer:   LSI Industries Inc.

         1(b)     Address of Issuer's Principal Executive Office:

                  10000 Alliance Road
                  Cincinnati, Ohio 45242

         2(a)     Name of Persons Filing:   Robert J. Ready

         2(b)     Address of Principal Business Office:

                  10000 Alliance Road
                  Cincinnati, Ohio 45242

         2(c)     Citizenship:   U.S.A.

         2(d)     Title of Class of Securities:  Common Stock, No Par Value

         2(e)     CUSIP No.:  502 16C 10 8


         3.       If this Statement is Filed Pursuant to Rules 13d-1(b) or
                  13d-2(b), check whether the Person Filing is a:      N/A

         4.       Ownership:

                  (a)      See Item 9 of cover page.
                  (b)      See Item 11 of cover page.
                  (c)      See Items 5-8 of cover page.

                  Share numbers in Items 5, 7 and 9 include options for 13,500 shares that are exercisable within 60 days. Share numbers in Items 6, 8 and 9 include 130,488 shares held in trust for the benefit of Mr. Ready's children of which shares Mr. Ready disclaims beneficial ownership.

         5.       Ownership of 5% or less of class:  N/A

         6.       Ownership of more than 5% on behalf of another person:     N/A

         7. Identification and classification of the subsidiary which acquired the security being reported by the parent holding
                  company:     N/A

                                                               Page 4 of 4 Pages

         8.       Identification and classification of members of the group: N/A

         9.       Notice of dissolution of group:    N/A

         10.      Certification:            N/A


         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        January 31, 2000
                                                  ------------------------------
                                                            Date


                                                   /s/ Robert J. Ready
                                                  ------------------------------
                                                            Signature


                                                       Robert J. Ready
                                                  ------------------------------
                                                          Name/Title